AGREEMENT

THIS EXCLUSIVE AGREEMENT ("Agreement") is made and entered into effective May 3, 2012, by and between Benedetto Arts, LLC ("BA") c/o RPM Music Productions, Inc. ("RPM"), 48 West 10th Street, Suite B, New York, NY 10011 USA (Attn: Danny Bennett) and EXCEL Corporation ("EXCEL"), (Attn: Robert Stone) 1384 Broadway, 17th Floor, New York, NY 10018 USA.

WITNESSETH:

WHEREAS, BA has the right to license the name and likeness and artwork of Tony Bennett ("Artist"); and

WHEREAS, EXCEL is in the business of soliciting licensing opportunities; and

WHEREAS, BA has agreed to utilize the services of EXCEL as an independent contractor for the solicitation of licensing opportunities for the Artist ("Opportunities").

NOW THEREFORE, for a valuable consideration, the parties hereto agree as follows:

1. TERM AND TERMINATION.

This Agreement shall commence as of the date above and shall continue for one (1) year, with an option to extend if both parties mutually agree. Should EXCEL not deliver three (3) Opportunities to BA within 6 months of the date above, BA shall have the right at any time thereafter to immediately terminate this Agreement upon providing written notice to EXCEL or convert the agreement into a non-exclusive agreement of representation. . Except to the extent such termination arises out of EXCEL breach of this Agreement, EXCEL shall remain entitled to any commissions earned prior to termination.

2. SERVICES OF EXCEL.

(A) EXCEL agrees to solicit Opportunities. BA has the right, in its sole discretion, to accept or reject any proposed Opportunity(ies). All agreements memorializing any license ("License Agreements" as hereinafter defined) shall be between the respective third party and BA (or Artist as BA may determine from time to time).

(B) It is expressly acknowledged and agreed that EXCEL has no power or authority to bind BA (or any division or affiliate thereof) or Artist by contract or in any other regard. In the event that EXCEL secures a potential licensee and/or retailer, EXCEL must present it to BA to obtain the timely, prior written approval of BA, which shall be delivered at its sole and absolute discretion. Upon securing such consents from BA, EXCEL may proceed to finalize and deliver the licensee and/or retailer to BA. All license agreements and/or direct to retail agreements shall be drafted, reviewed and approved by BA or its designated representative.

(C) EXCEL agrees that this Agreement is exclusive to licensing specific in that BA shall be entitled to retain the services of other third parties to provide sponsorship and

endorsement unless, as provided under term EXCEL does not deliver and this agreement is converted into a non-exclusive.

(D) EXCEL agrees that the person with the primary responsibility for performing the Services is Robert Stone ("Stone"). EXCEL further agrees that Stone's material participation is a controlling factor in BA's decision to enter into this Agreement and that BA entered into this Agreement in substantial and material reliance on Stone's continued employment with EXCEL and his continued provision of Services hereunder.

3. COMMISSIONS.

(A) EXCEL shall receive a commission equal to 20% of "Gross Revenue".

(B) "Gross Revenue", for the purposes of this Agreement, shall be defined as all gross cash revenue, received by BA (or Artist as the case may be), directly arising from any Opportunities secured during the Term in accordance with the terms of this Agreement. With the exception of the Commission, no other compensation will be due to EXCEL.

(C) All Commissions shall be sent to EXCEL within thirty (30) days of receipt by BA of the corresponding Gross Revenue, upon receipt of an invoice.

4. EXPENSES.

Upon submission of proper vouchers and in accordance with BA's expense reimbursement policy, BA shall reimburse EXCEL for reasonable and necessary expenses incurred by the EXCEL, in connection with the performance of the Services, provided, however, that such expenses are pre-approved in writing by BA.

5. INDEMNITY.

Each party hereto agrees to defend, indemnify and hold harmless the other party (which, for avoidance of doubt, with respect to BA shall include BA, Artist and RPM) and each of their respective officers, directors, employees, agents, distributors, licensees, heirs, legal representatives, successors and assigns from any and all loss and damage (including, but not limited to, court costs and reasonable attorney's fees) arising out of or as a result of any breach of any warranty, representation or agreement made by the indemnifying party herein.

6. WARRANTIES.

Each of the parties represents and warrants that the execution and delivery by it of this Agreement, and performance by it of the transactions contemplated hereby, are within their respective corporate powers, have been duly authorized by all necessary corporate action, do not require any consent or other action by or in respect of, or filing with, any third party or governmental body or agency, and do not contravene, violate or conflict with, or constitute a default under, any provision of applicable law or regulation or of the charter or by-laws of such party or of any agreement, judgment, injunction, order, decree or other instrument binding on such party.

7. **MISCELLANEOUS.**

(A) Applicable Law.

This Agreement is governed by and enforceable in accordance with the laws of the State of New York without giving effect to the principles of the conflicts of law for that State. The parties agree to be bound by and subject themselves to the personal jurisdiction with exclusive venue in the courts of the State of New York, County of New York for the purposes of any litigation between the parties concerning the interpretation and/or enforcement of this Agreement.

(B) Counterparts.

This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Facsimile signatures shall have the same effect as original signatures.

(C) Waiver, Modification, etc.

No covenant, agreement, term or condition of this Agreement shall be changed, modified, altered, or terminated except by a written instrument of change, modification, alteration, waiver or termination executed by both the BA and EXCEL. No waiver of any default shall affect this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent default hereof. No waiver of any default shall require or be the basis for any subsequent or future waiver of any default.

(D) Partial Invalidity.

If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(E) Compliance with Laws.

Both parties shall comply with all applicable federal, state and municipal laws and regulations in the performance of duties under this Agreement. Paragraph headings contained hereunder are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though paragraph headings had been omitted.

(F) Independent Contractors.

EXCEL shall not be an employee of BA, but rather, shall perform services as an independent contractor, subject to the terms and conditions hereof. BA shall not provide fringe

benefits, including health insurance benefits, unemployment insurance, workmen's compensation insurance, unpaid vacation, or any other employee benefit, for the benefit of EXCEL. EXCEL shall perform its services at such times, under its own personal supervision, as EXCEL shall from time to time determine.

(G) Notices.

Notices shall be effective only if in writing, given to or served upon the party sought to be notified in the manner set forth in this Section 8, to the individuals and at the addresses hereunder set forth, unless changed in writing:

For BA:	For EXCEL:
Danny Bennett	Robert A. Stone
c/o RPM Music Productions, Inc.	c/o EXCEL Corporation
48 West 10th Street, Suite B	1384 Broadway, 17th Floor
New York, NY 10011	New York, NY 10018

Notices shall be effective only if personally delivered or mailed, United States mail, certified mail, return receipt requested; if personally delivered the notice shall be effective on the day delivered; if mailed, the notice shall be effective on the second day after mailing, or the day that delivery is refused. Delivery by an overnight express delivery service shall be deemed to constitute personal delivery on the date delivered to the office address set forth above for the recipient thereof. Notwithstanding the foregoing, any notice which, pursuant to this Agreement, requires action or cessation of conduct in less than three (3) days may be served by facsimile transmission, followed by delivery as otherwise herein provided, and shall be effective when receipt of the facsimile is confirmed.

(H) Confidentiality.

EXCEL acknowledges that, in and as a result of this Agreement, it may be making use of, acquiring or becoming aware of confidential information of a special and unique nature and value relating to BA and the Artist and its respective clients, assigns, agents, representatives, affiliates, subsidiaries, parent entities, officers, directors and employees, including but not limited to confidential reports, lists of personal or professional contacts, services rendered by or for either party and its affiliates, and various monies paid to and by Artist, BA and its affiliates (the "Confidential Information"). As a material inducement to BA entering into this Agreement, EXCEL covenants and agrees that it shall not, and shall not permit it employees, agents and affiliates, at any time during or following the Term of this Agreement, directly or indirectly, to divulge or disclose, for any purpose whatsoever, any such Confidential Information which has been obtained by or disclosed by BA to EXCEL as a result of this Agreement, unless compelled to do so pursuant to a court or arbitration mandate, provided BA has furnished EXCEL with notice and a reasonable opportunity to prevent such disclosure. In the event of a breach or threatened breach by EXCEL of any of the provisions of this Section 7, BA, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to a temporary restraining order and permanent injunction in order to prevent or restrain any such breach by EXCEL and/or any and all persons directly or indirectly acting for or with such party. A violation by EXCEL of this Section shall be a material violation of this Agreement and shall justify legal and/or equitable relief. Furthermore, each of the parties agrees that it shall not, at any

time, disclose the provisions of this Agreement, including, but not limited to consideration described in Section above, to any third party without the prior written consent of the other party.

(I) Surviving Provisions.

Any provision of this Agreement the performance of which requires that it be in effect after the expiration of the Term or the earlier termination of this Agreement, shall survive such expiration and/or termination and shall remain operative and in full force and effect.

(J) No Disparagement.

Notwithstanding anything to the contrary, BA shall the right to immediately terminate this Agreement in the event EXCEL makes, or BA learns that EXCEL has made, disparaging oral or written statements regarding BA, the Artist, or their respective affiliates, subsidiaries, parent entities, officers, shareholders, employees, or management team. In the event of such termination, BA shall have no further obligation to EXCEL. Such termination shall be in addition to, and not in limitation of, any and all other remedies available to BA in law or equity.

(K) Entire Agreement.

This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument. This Agreement constitutes the entire understanding between EXCEL and BA and cannot be altered or modified except by an agreement in writing signed by both EXCEL and BA. Upon its execution, this Agreement shall supersede all prior negotiations, understandings, and agreements, whether oral or written, and such prior agreements shall thereupon be null and void and without further legal effect. No rights or obligations hereunder may be assigned or delegated by Stone without the written consent of BA.

****SIGNATURE PAGE TO FOLLOW****

****SIGNATURE PAGE****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives.

Benedetto Arts LLC

By: ____________________ Date Signed: 5/3/12

Name: Danny Bennett

Title: ____________________

Excel Corporation

By: ____________________ Date Signed: 4/24/12

Name: ROBERT STONE

GUARANTEE

I, Robert Stone, personally guarantee to Benedetto Arts, LLC ("BA") the performance by Excel Corporation ("Contractor") of all of its obligations and liabilities under the agreement (the "Agreement") dated as of April ___, 2012 between BA and Contractor. This guaranty relates to creation of works, payment of monies, performances of acts, or any other obligations or liabilities of any nature under the aforesaid Agreement. I hereby agree BA may look directly to me for fulfillment of this Guaranty. I understand that BA is relying on this Guaranty in entering into the aforesaid Agreement.

Robert Stone

____